EXHIBIT 1

                     ECI NAMED AS DEFENDANT IN CLASS ACTION
                               FILED AGAINST ECTEL

Petah Tikva, Israel - January 18, 2005 - ECI Telecom Ltd. (NASDAQ:ECIL) announced today that it has been named as a defendant in a purported class action complaint that has been filed in the Federal District Court for the District of Maryland against ECtel Ltd. (NASDAQ: ECTX), certain officers and directors of ECtel who served in such positions in the years 2001-2003 and ECI, which the complaint alleges was the parent and controlling shareholder of ECtel during the class period. The complaint alleges violation of U.S. Federal Securities laws by ECtel and breach of fiduciary duties by the individual defendants in connection with disclosure of ECtel's financial results between April 2001 and April 2003.

ECI believes that the allegations made in the complaint with respect to it are without merit and that it intends to vigorously defend against this action.

About ECI Telecom:
ECI provides advanced telecommunications solutions to leading carriers and service providers, worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions. ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions. Certain statements contained in this release may contain forward-looking information with respect to plans, projections or future performance of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, the ability to complete transactions with investors, product and market acceptance risks, the impact of competitive pricing, product development, commercialization and technological difficulties and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
ECI Telecom
Jay Kalish, VP IR: +972-3-926-6255, jay.kalish@ecitele.com